Exhibit 99.1

NEWS RELEASE
For Immediate Release

EMERITUS UPDATES GUIDANCE

SEATTLE, WA, September 6, 2013 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced a revision to 2013 guidance.

Granger Cobb, President and Chief Executive Officer, commented, “While July results continued a strong monthly trend, our current leading key performance indicators have declined relative to expectations.  Our underlying business fundamentals remain strong, and we continue to anticipate a year-over-year increase in cash from facility operations approaching 20%, but our previous guidance needs to be adjusted to reflect updated projections in the near term.  Our ongoing business strategy remains unchanged – we will  continue to focus on providing an exceptional customer experience to our residents and family members and delivering service of the highest quality.”

The Company closed on a 38-community lease effective September 1, 2013.  In addition, Nurse on Call has now completed the acquisition of a home healthcare license and related business in Arizona, in line with the Company’s stated plan to expand its home healthcare services beyond Florida.  These acquisitions are included in the guidance provided below.

2013 Guidance Update

The Company’s updated guidance for 2013 is as follows:
•	Community, ancillary services, and management fee revenue in the range of $1.90 billion to $1.95 billion
•	Routine capital expenditures in the range of $28.0 million to $30.0 million
•	Senior living general and administrative expenses as a percent of total senior living operated revenue of approximately 4.9%, excluding non-cash stock-based compensation expenses
•	Adjusted CFFO in the range of $1.95 to $2.05 per share, with third quarter 2013 guidance in the range of $0.45 to $0.50 per share

About Emeritus

Emeritus Senior Living is the largest assisted living and memory care provider in the United States, with the ability to serve nearly 54,000 residents. Over 31,000 employees support over 510 communities throughout 45 states coast to coast. Emeritus offers the spectrum of senior residential choices, care options, and life enrichment programs that fulfill individual needs and promote purposeful living during the aging process. Senior living service offerings include independent living, assisted living, memory care, skilled nursing, home health care, and rehabilitation services. Emeritus experts provide insights on senior living, care, wellness, brain health, and family topics at www.emeritus.com, which also offers details on the organization’s family-focused philosophy and services. Emeritus’ common stock is traded on the New York Stock Exchange under the symbol ESC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges without adversely affecting occupancy levels; successfully integrating new communiteis into our operating structure; successfully integrating home health agency services into our senior living communities; uncertainties regarding government-reimbursement programs for our services; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady
Liz.brady@icrinc.com
646-277-1226

Sari Martin
Sari.martin@icrinc.com
203-682-8345